UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  06/15/2005

MURPHY OIL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-8590

Delaware	71-0361522
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

200 Peach Street
P.O. Box 7000
El Dorado, Arkansas 71731-7000
(Address of Principal Executive Offices, Including Zip Code)

870-862-6411
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.01.    Completion of Acquisition or Disposition of Assets

On June 10, 2005, Murphy Oil Corporation completed the sale of certain oil and natural gas properties on the continental shelf of the Gulf of Mexico to Energy Resource Technology, Inc., a wholly owned subsidiary of Cal Dive International, Inc. The net cash proceeds received from the purchaser were approximately $161.5 million after operating adjustments. Total production from the properties sold amounted to approximately 4,000 barrels of oil equivalent per day. The Company expects to record a gain in excess of $100 million on this sale transaction during the quarter ending June 30, 2005.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 14, 2005, Murphy Oil Corporation entered into a five-year $1 billion credit facility, whereby the Company and certain of its wholly-owned subsidiaries may borrow funds from a major banking consortium led by JPMorgan Chase. This new credit facility replaces two similar committed credit facilities with an aggregate borrowing capacity of $700 million.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

MURPHY OIL CORPORATION

Date: June 15, 2005.	By:	/s/ John W. Eckart
John W. Eckart
Controller